Bank Hapoalim B.M.
Bnei Brak Branch
                                                Date:  24th January 2000

             Application for Allocation of Credit - in pursuance of Application for Opening of Account and General Conditions for conduct of
                   Account, signed by me on 23rd January 2000
                     (hereinafter: "the General Conditions")


I hereby request that credit in foreign currency in US dollars (hereinafter:
"the Currency of the Credit Facilities") in an amount of $13,650,000 (thirteen million six hundred and fifty thousand US dollars) (hereinafter: "the Principal") be allocated to me in my account with you No. 29976 (hereinafter:
"the Account").

I will regard the allocation of the aforesaid Principal to the Account as being agreement on you part to provide certain facilities as stated in the aforesaid conditions and in the special conditions set forth below:

1. The date of allocation of the Principal amount of the credit facilities will be 24th January 2000.

2.    Conditions for repayment of Principal.

      I hereby undertake to repay the Principal in the Currency of the Credit Facilities in one payment on 24th January 2003.

3.    Interest

      3.1   Rate of interest

            I will pay the bank interest according to the bank's calculations, commencing from the date of allocation of the credit facilities, at a rate of 1% (one percent) per annum above the Libor rate (as hereinafter defined) (hereinafter: "the Interest").

      3.2 For purposes of fixing the rate of interest which applies from time to time to the Principal, the following provisions and definitions shall be used:

            "Libor - London Interbank Offered Rate" means: the rate of interest which will be fixed by the bank as the highest rate of interest (rounded upwards to the nearest 1/8 of one percent) at which deposits in the currency of the credit facilities are offered to it on the effective date (as hereinafter defined) on the London Interbank market or on some other interbank market in Europe, for a period corresponding to the relevant period of update (as hereinafter defined).

            "The effective date" - means, in relation to each period of update (as hereinafter defined) two business days preceding the start of such period of update (as hereinafter defined).

      3.3   Period of update

            The interest which applies to the Principal will be fixed by the Bank every six months in advance, on the Effective Date, having regard to the Libor rate/s applied by the Bank in respect of the relevant period of update (hereinafter: "the Period of Update").

      3.4   Date for payment of the Interest

            The Interest will be paid by me to the Bank in the Currency of the Credit Facilities at the end of each period of six months (hereinafter: "Interest Period"), calculated on the unpaid balance of the Principal as same stands from time to time, commencing from the start of the Interest Period and up to the end thereof, according to the rate of interest which has been fixed for the Period of Update in the course of which such Interest Period applied.

      3.5 The Interest shall be calculated on the basis of the number of days which have actually elapsed, divided by 360.

4.    Business days

      4.1 If the due date of any payment which I own pursuant to this deed and/or if the last date of any Interest Period, should fall on a day which is not a business day (as hereinafter defined), payment will be effected and/or the Interest Period in question will be extended, as the case may be, on or to the following day, as the case may be, which is a business day (as hereinafter defined) and will bear interest at the rate necessitated pursuant to Paragraph 3 above, unless as a result thereof payment will fall in the next calendar month, in which case payment shall be brought forward to the preceding date which is a business day (as hereinafter defined).

      4.2 Where any payment on account of the Principal of the credit facilities falls in a calendar month in which an Interest Period ends, the date for payment shall fall on the last day of such Interest Period, in order to ensure that the date of effecting the payment on account of the Principal and the date of payment of the interest will fall on the same day.

      4.3 For purposes of this paragraph - "business day" - means: a day on which the banks in Tel Aviv, London, and in the country in which the Currency of the Credit Facilities constitute legal tender, are open for business.

5. The headings to paragraphs are for the sake of reference only and shall not be used for purposes of interpreting this Application.

6. This Application is intended to supplement the contents of the above conditions, but in the event of any contradiction between them, this Application shall govern. Subject thereto, all the terms and expressions used herein shall be construed according to the meaning ascribed to them in the aforesaid conditions.

7. Notwithstanding the contents of the General Conditions, we will be entitled to repay the credit facilities, or any part thereof, by way of early repayment, subject to the condition that the date of early repayment shall fall on a date of payment of interest and provided we give you 30 days prior written notice with regard to the early repayment.


          IN WITNESS WHEREOF THE PARTIES HAVE HEREUNTO SIGNED:


                            ( - ) Riza Holdings Ltd.
                           --------------------------
                               Riza Holdings Ltd.



Certificate by Attorney

I the undersigned, P. Volovelsky, Adv., who serves as legal advisor to the Company Riza Holdings Ltd., hereby confirm that the authorised signatory/ies of the company, Mr. Ziggy Rabinowitz, signed the foregoing document before me, and that their (his) signature is binding on the company for all purposes.



                   ( - )
            Pinchas Volovelsky
                 Advocate
Signature and rubber stamp License No. 3770
     76 Rothschild Boulevard, Tel Aviv





                                       3